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                                                                   Exhibit 12(a)


                            The Seagram Company Ltd.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                                                                     Five-Month
                                                 Fiscal Years Ended June 30,         Transition       Fiscal Years Ended January 31,
                                             ------------------------------------   Period Ended      ----------------------------
       Description                             1999         1998            1997    June 30, 1996          1996          1995
---------------------                          ----         ----            ----    -------------          ----          ----
Income (loss) from continuing
    operations, before tax                 $  (579)       $ 1,611        $   726        $    (6)       $   240        $   297

Add (deduct):

Dividends from equity companies                 92             56            107             46             65              4

Fixed charges                                  656            406            376            173            414            432

Interest capitalized, net of                    --             (2)            (2)            (4)            (2)            (1)
 amortization
                                           -------        -------        -------        -------        -------        -------

Earnings available for fixed charges       $   169        $ 2,071        $ 1,207        $   209        $   717        $   732
                                           =======        =======        =======        =======        =======        =======

Fixed charges:

Interest expense                           $   592        $   357        $   326        $   151        $   378        $   408

Portion of rent expense deemed to
     represent interest factor                  64             49             50             22             36             24
                                           -------        -------        -------        -------        -------        -------
Fixed charges                              $   656        $   406        $   376        $   173        $   414        $   432
                                           =======        =======        =======        =======        =======        =======

Ratio of earnings to fixed charges             (a)           5.10           3.21           1.21           1.73           1.69
                                           =======        =======        =======        =======        =======        =======


(a) Fixed charges exceeded earnings by $487 million for the year ended June 30, 1999.

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